Exhibit 10.19

BERRY PLASTICS GROUP, INC.

101 Oakley Street

Evansville, Indiana 47710

March 9, 2007

Ira Boots

Chief Executive Officer

Berry Plastics Corporation

RE:     Berry Stock Options

Dear Ira:

Reference is made to (i) the Agreement and Plan of Merger and Corporate Reorganization, dated as of the date hereof, between Berry Plastics Group, Inc. (together with its subsidiaries, “Berry”) and Covalence Specialty Materials Holding Corp. (the “Merger Agreement”) and (ii) the Management Agreement, dated September 20, 2006, among Berry, Berry Plastics Corporation, Apollo Management VI, L.P. (“Apollo”) and Graham Partners, Inc. (together with Apollo, the “Sponsors”) (as such agreement may be amended or superseded, the “Management Agreement”). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Merger Agreement.

This letter sets forth our agreement with respect to the following matters:

1.	Dividends. The Berry Incentive Plan (and any similar Berry plan) and all Berry Stock Options and Berry SARs that are issued thereunder shall be amended, effective as of and contingent upon the occurrence of the Closing, to provide (or shall provide, if issued after the Closing) that, upon the date (the “Dividend Date”) of payment of any extraordinary cash dividend or other extraordinary dividend on Berry Common Stock to Berry shareholders generally (the amount payable on each share shall be referred to herein as a “Dividend”), Berry shall, with respect to each Berry Stock Option and Berry SAR that is outstanding as of the Dividend Date, distribute to the holder thereof (the “Optionee”), with respect to the Berry Stock Options and Berry SARs that are vested on or before the Dividend Date, an amount in cash (the “Dividend Equivalent Amount”) equal to the Dividend multiplied by the number of shares subject to such vested Berry Stock Option or Berry SAR.

With respect to the Berry Stock Options and Berry SARs that are not vested on or before the Dividend Date, Berry shall credit to a deferred compensation or similar account an amount (the “Deferred Dividend Amount”) equal to the Dividend multiplied by the number of shares of Berry Common Stock subject to such unvested Berry Stock Option or Berry SAR. The Deferred Dividend Amount and earnings thereon will be distributed to the Optionee on the second anniversary of the Dividend Date or, if earlier, upon the death, Disability or Retirement (each as defined in the Berry Incentive Plan) or termination by Berry Plastics Corporation (together with its subsidiaries, the “Company”) without Cause (as defined in the

Berry Incentive Plan) or by the Optionee for Good Reason (each of the above events, collectively, a “Good Termination”) or upon a Change in Control (as defined in the Berry Incentive Plan) of the Surviving Corporation (but only with respect to that number of Berry Stock Options and Berry SARs that vest as a result of the occurrence of such Change in Control); provided, however, that the Deferred Dividend Amount payable to the Optionee shall be forfeited in the event that Optionee’s employment is terminated other than in a Good Termination.

For purposes of this letter, “Good Reason” shall mean (i) the Optionee’s reassignment to an office location greater than 25 miles from the office location Employee utilized as of the date hereof, or (ii) a material breach by Berry or the Company of any agreement between the Optionee and Berry or the Company that is not cured within 30 days of receipt of written notice to Berry or the Company, as applicable, of such breach.

2.	Transaction Fees. The Berry Incentive Plan (and any similar plan) and all Berry Stock Options and Berry SARs issue thereunder shall be amended, effective as of and contingent upon the occurrence of the Closing, to provide (or shall provide, if issued after the Closing) that, upon the date (the “Transaction Payment Date”) of payment to the Sponsors or their affiliates of any compensation pursuant to Section 6 of the Management Agreement or of any similar fee relating to a Change in Control of Berry or the Company, any recapitalization of Berry, any refinancing of Berry’s debt or other financing event involving Berry, or any similar transaction (other than a payment pursuant to Section 4(a) of the Management Agreement) (a “Transaction Fee”), Berry shall, with respect to each Berry Stock Option and Berry SAR that is outstanding as of the Transaction Payment Date and each share of Berry Common Stock held by the Employee Stockholders (as defined in the Stockholders Agreement dated September 20, 2006, among Berry and the stockholders of Berry (the “Stockholders Agreement”)) as of the Transaction Payment Date, distribute to such Optionee or Employee Stockholder, with respect to the Berry Stock Options and Berry SARs that are vested on or before the Transaction Payment Date and the shares of Berry Common Stock held on the Transaction Payment Date, an amount in cash (the “Transaction Fee Amount”) equal to the amount, calculated on a fully diluted basis, that a holder of Berry Common Stock would have been entitled to receive had the Transaction Fee been paid to all shareholders of Berry on a pro rata per-share basis.

With respect to the Berry Stock Options and Berry SARs that are not vested on or before the Transaction Payment Date, Berry shall credit to a deferred compensation or similar account an amount (the “Deferred Transaction Fee Amount”) in cash equal to the Transaction Fee Amount that would have been distributed to the Optionee pursuant to this paragraph 2 had such Berry Stock Options and Berry SARs been vested. The Deferred Transaction Fee Amount and earnings thereon will be distributed to the Optionee on the second anniversary of the Transaction Payment Date or, if earlier, upon a Good Termination or a Change in Control of the Surviving Corporation (but only with respect to that number of Berry Stock Options and Berry SARs that vest as a result of the occurrence of such Change in Control); provided, however, that the Deferred Dividend Amount payable to the Optionee or Employee Stockholder shall be forfeited in the event that Optionee’s employment is terminated other than in a Good Termination.

If the Sponsors or their affiliates become entitled to receive any distributions under the Management Agreement (or any similar agreement) to which they would not otherwise have been entitled pursuant to the terms of the Management Agreement as in effect on the date hereof (a “New Fee”), the parties hereto agree to negotiate in good faith to amend this letter and/or the plans, agreements and trusts adopted or amended pursuant hereto to provide the Optionees with the right to receive an amount in cash equal to the amount, calculated on a fully diluted basis, that a holder of Berry Common Stock would have been entitled to receive had the New Fee been paid to all shareholders of Berry on a pro rata per-share basis.

3.	Adjustment of Berry Stock Options in connection with the Merger. In addition to the adjustments provided for pursuant to Section 5.4(a) of the Merger Agreement, effective as of and contingent upon the occurrence of the Closing: (i) Berry shall cause each Berry Stock Option and each Berry SAR that is outstanding immediately prior to the Effective Time to vest as to an additional twenty percent (20%) of the total number of shares underlying such Berry Stock Option (pro rata across all remaining unvested tranches); (ii) each Escalating Priced Option (as defined in the Berry Incentive Plan) shall be converted into a Fixed Priced Option (as defined in the Berry Incentive Plan), with no increase in the exercise price as of the date of grant of such Escalating Priced Option; and (iii) with respect to each Berry Stock Option and Berry SAR, the vesting of which is contingent upon the achievement of performance goals (“Performance Awards”), all such performance goals shall be deemed to be achieved as of the Effective Time.

Following the Effective Time, each outstanding Berry Stock Option and each Berry SAR (including the Performance Awards) shall thereafter vest as to 4% of the total number of underlying shares of Berry Common Stock on the last day of each calendar quarter during the five years immediately following the Initial Vesting Date (as such term is defined in the applicable grant agreement governing such Berry Stock Options and Berry SARs).

4.	IPO. Upon the occurrence of an IPO (as defined in the Stockholders Agreement), the provisions of Section 1 of this letter agreement shall no longer apply.

5.	Funding. Upon each Dividend Date or Transaction Payment Date, as applicable, Berry shall contribute to an irrevocable rabbi trust on behalf of each Optionee an amount equal to the applicable Deferred Dividend Amount and Deferred Transaction Fee Amount.

6.	Applicable Securities. All references herein to “Berry Common Stock” shall include Surviving Corporation Common Stock, as appropriate. All references herein to Berry Stock Options and Berry SARs shall include all stock options and stock appreciation rights issued under the Berry Incentive Plan (and any similar plan).

7.	Tax Matters. This letter is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder, and shall be interpreted in a manner consistent therewith. In the event the parties determine in good faith that there is a reasonable likelihood that any portion of this letter does not comply with final regulations or other guidance under Section 409A, the parties agree to amend this letter and/or the plans, agreements and trusts adopted or amended pursuant hereto to bring them into compliance with Section 409A, but in such manner as will preserve the terms and intent of this letter to the extent reasonably possible and in such a manner that will not result in a negative economic impact to Berry, the Company, the Optionee or Employee Stockholder.

8.	Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of law principles.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

Please acknowledge your understanding of our agreement as set forth herein by signing this letter in the space provided below and returning a copy to the undersigned. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Very truly yours,
BERRY PLASTICS GROUP, INC.

By:	/s/ Anthony Civale
Name:	Anthony Civale
Title:	Director

Accepted and agreed to as of

the date set forth above:

By:	/s/ Ira Boots
Name:	Ira Boots
Title:	Chief Executive Officer